Kensey Nash Reports First Quarter Fiscal Year 2012 Financial Results

EXTON, Pa., Oct. 20, 2011 /PRNewswire/ -- Kensey Nash Corporation (NASDAQ: KNSY), a medical device company primarily focused on regenerative medicine for a wide range of medical procedures, today reported the results for its first fiscal quarter ended September 30, 2011.

First Quarter Snapshot and Recent Developments

  Adjusted diluted earnings per share* of $0.32, which excludes Norian inventory step-up amortization (see discussion below), compared to the Company's previous guidance of $0.29 - $0.32 and prior year diluted earnings per share of $0.41.  As reported diluted earnings per share were $0.26.
  Revenue of $20.0 million, in line with the Company's previous guidance of $19.5 - $20.0 million and an 18% increase from the prior year comparable quarter's revenue of $17.0 million.
  Net sales of $14.0 million, exceeding the Company's previous guidance of $13.6 - $13.9 million and a 29% increase from the prior year comparable quarter's net sales of $10.9 million.
  Royalty income of $6.0 million, in line with the Company's previous guidance of $5.9 - $6.1 million and slightly below the prior year comparable quarter's royalty income of $6.1 million.
  Cash from operations of $7.8 million in the quarter.
  Adjusted EBITDA* of $6.5 million.

President and CEO Commentary

"Despite the persistent high unemployment levels and the challenging economic climate, our results for the first quarter were at the upper end of our guidance and we remain on track to achieve our fiscal 2012 guidance expectations. Our sales for the quarter increased 29% over prior year driven by strong organic growth in spine and sports medicine along with a major contribution from our recent Norian acquisition, which more than offset the loss of over $4 million in St. Jude collagen product sales. Although our earnings declined year over year, as we anticipated due to the loss of the collagen sales and an increase in R&D expense, we expect to see improvement throughout the balance of the fiscal year," commented Joe Kaufmann, President and CEO of the Company.

Supplemental Sales Data. Details of the Company's net sales for the three months ended September 30, 2011 and 2010 are summarized below.

	Three Months Ended September 30,		Year over Year % Change
($ millions)	2011	2010
Biomaterials Products
Orthopaedic Products
Sports Medicine Products	$3.6	$2.7	36%
Spine Products	5.4	2.5	113%
Trauma & Craniomaxillofacial (CMF) Products	3.7	0.1	n/c
Total Orthopaedic Products	$12.7	$5.3	140%
Cardiovascular Products	0.2	4.3	(95%)
General Surgery Products	0.6	0.6	6%
Other Products	0.5	0.7	(35%)
Total Net Sales	$14.0	$10.9	29%

First Quarter Ended September 30, 2011 (First Quarter Fiscal 2012) Results

Revenues: Sales and Royalties. Total revenues for the first quarter of $20.0 million increased 18% from $17.0 million in the prior year first quarter and increased 7% sequentially from $18.7 million in the fourth quarter of fiscal 2011.

Net sales for the quarter of $14.0 million increased 29% from $10.9 million in the prior fiscal year, and increased 16% from $12.1 million in the fourth quarter of fiscal 2011.

Orthopaedic sales of $12.7 million increased 140% from $5.3 million in the prior fiscal year quarter, and increased 47% from $8.6 million in the fourth quarter of fiscal 2011. Excluding sales from the Company's May 2011 Norian acquisition, orthopaedic sales of $8.1 million increased 53% from the prior year comparable quarter and 11% sequentially from the fourth quarter of fiscal 2011. Both sports medicine and spine product sales in the prior year first quarter were negatively impacted by an overall weakness in the markets and reductions in inventory levels by two of the Company's major customers. Sports medicine product sales of $3.6 million increased 36% from $2.7 million in the prior fiscal year quarter, and increased 16% sequentially from $3.1 million in the fourth quarter of fiscal 2011. The increase from the prior year first quarter sales was primarily due to a recovery from the effect of reductions in customer inventory levels in the prior year first quarter and to a lesser degree an improvement in the overall market. Spine product sales of $5.4 million, including $1.0 million in product sales from the Company's Norian acquisition, increased 113% from $2.5 million in the prior fiscal year quarter and increased 30% sequentially from $4.1 million in the fourth quarter of fiscal 2011. The increase in spine product sales is primarily due to the impact of the Stryker Corporation (NYSE: SYK) June 2011 acquisition of Orthovita, our strategic partner. Stryker has a significantly larger sales force and broader distribution channels. In addition, during the first quarter of fiscal 2012, there was a recovery in spine product sales from the effect of reductions in customer inventory levels in the prior year first quarter. Sales of trauma and craniomaxillofacial (CMF) products, consisting almost entirely of $3.6 million in sales resulting from the Norian acquisition, increased to $3.7 million in the quarter from $0.1 million in the prior fiscal year quarter.

Cardiovascular sales of $0.2 million decreased 95% from $4.3 million in the prior fiscal year, and decreased 80% from $1.0 million in the fourth quarter of fiscal 2011. As previously disclosed, the Company's new supply agreement with St. Jude Medical (NYSE: STJ) became effective January 1, 2011. Under this new agreement, the Company received orders for $4.0 million of collagen products to be shipped in the third and fourth quarters of fiscal 2012.

General surgery sales of $0.6 million, consisting primarily of sales of the XCM Biologic product, increased 6% from $0.6 million in the prior fiscal year, and decreased 50% sequentially from $1.3 million in the fourth quarter of fiscal 2011 due to the impact of inventory stocking orders at the end of the prior fiscal year. Sales of ECM products were $0.4 million in the first quarter of fiscal 2012, compared to $0.6 million in the prior year quarter. The Company expects to experience further increases in ECM product sales in the second half of fiscal 2012 from continued expansion in the U.S., as well as markets outside the U.S.

Royalty income of $6.0 million decreased 1% from $6.1 million in the prior fiscal year quarter and decreased 9% sequentially from $6.6 million in the fourth quarter of fiscal 2011. Royalty income in the first quarter included $4.5 million in Angio-Seal™ royalties and $1.4 million in royalties from Stryker, as a result of their acquisition of Orthovita. Angio-Seal™ royalties decreased $0.1 million, or 3%, in the first quarter of fiscal 2012 compared to the prior fiscal year quarter, which may be the result of increased competition and a reduction in the use of closure devices. Royalties from Stryker related to the Vitoss Foam and Bioactive products increased 8% to $1.4 million from $1.3 million in the prior year comparable quarter. Additionally, the prior year comparable quarter included royalties of $0.1 million from a license based upon Vitoss technology that expired in July 2011.

Earnings Per Share. Adjusted first quarter fiscal 2012 diluted earnings per share* were $0.32 (which excludes pre-tax non-cash expense to cost of goods sold of $0.8 million from Norian inventory step-up) compared to diluted earnings per share of $0.41 for the same quarter of fiscal 2011. As reported diluted earnings per share in the first quarter of fiscal 2012 were $0.26. Gross margin was also lower as compared to the prior year quarter due to a product mix of lower margin Norian product sales as well as lower cardiology product sales. In addition, research and development expense increased as compared to the prior year quarter due to larger investment in the ECM and adhesive product pipelines.

Fiscal 2012 Guidance. The Company is reaffirming its guidance for fiscal 2012. Total revenues are expected to be approximately $92 million, representing an approximate 28% increase from fiscal 2011. Fiscal 2012 adjusted diluted earnings per share* are expected to be approximately $1.88 to $1.91, which excludes the tax-effected non-cash expense of $0.08 per share related to the Norian acquired inventory step-up. This represents an approximate 20% - 22% increase from the Company's adjusted diluted fiscal 2011 earnings per share*. On a GAAP basis, including the impact of inventory step-up, fiscal 2012 diluted earnings per share are estimated to be approximately $1.80 to $1.83. Included in fiscal 2012 diluted earnings per share and adjusted earnings per share is Norian tax-effected intangible asset non-cash amortization of approximately $0.07 per share. The following chart details the Company's expected results for fiscal 2012 by quarter:

	ACTUAL	Guidance	Guidance	Guidance	Guidance
(in millions, except per share data)	Three Months Ended September 30, 2011	Three Months Ending December 31, 2011	Three Months Ending March 31, 2012	Three Months Ending June 30, 2012	Fiscal 2012
Net Sales, excluding St. Jude Sales	$14.0	$12.8 - $13.3	$13.5	$14.9	$55.2 - $55.5
St. Jude Sales	-	-	$2.0	$2.0	$4.0
SPNC Milestone	-	$5.0	$0.3	$0.3	$5.6
Net Sales	$14.0	$17.8 - $18.3	$15.8	$17.2	$64.8 - $65.1
Royalty	$6.0	$6.4 - $6.5	$7.0	$7.2	$26.7 – 26.8
Revenue	$20	$24.3 - $24.8	$22.8	$24.4	$92

EPS	$0.26	$0.59 - $0.62	$0.44	$0.51	$1.80 - $1.83
Inventory Step Up Charge	$0.8	$0.3	-	-	$1.0
EPS Impact of Inventory Step Up Charge	$0.06	$0.02	-	-	$0.08
Adjusted EPS	$0.32	$0.61 - $0.64	$0.44	$0.51	$1.88 - $1.91

Significantly affecting the Company's revenue and earnings per share guidance is the expected achievement of a $6.0 million cash milestone from Spectranetics Corporation (SPNC) in the second quarter of fiscal 2012, of which a portion would be deferred and recognized over the expected period of performance. This milestone is due to the Company when SPNC reaches a cumulative $20 million in end user sales of the product lines purchased by SPNC from the Company in May 2008. Also affecting the Company's quarterly trend of revenue are the expected product sales to St. Jude Medical during the second half of fiscal 2012 relating to the previously placed orders.

Income Taxes. The Company currently estimates that its fiscal 2012 effective tax rate will be approximately 33% - 34%. In the course of estimating the Company's annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors, including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. The Company's fiscal 2012 guidance assumes that the Federal research and development credit will be extended. Material changes in, or differences from, these estimates could have a significant impact on the Company's effective tax rate.

* Adjusted EBITDA and adjusted diluted earnings per share are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast. The Company will be hosting a teleconference discussing the earnings results on Thursday, October 20, 2011 at 9:00 A.M. Eastern Time. To participate in the teleconference call, please dial 1-612-332-0345. The teleconference call will also be available for replay starting Thursday, October 20, 2011 at 11:00 A.M. Eastern Time through Thursday, October 27, 2011 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 219581. Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com. To listen to the live teleconference call, please go to the www.kenseynash.com website and choose the Investor Relations page. Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software. A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements, including statements regarding the current expectations of Kensey Nash Corporation (the "Company") about its prospects and opportunities, including the guidance for the Company's fiscal year 2012 and each of the quarters of that year, under the heading "Fiscal 2012 Guidance" and in the table of non-GAAP financial measures and reconciliations accompanying this release. The Company has tried to identify these forward looking statements by using words such as "expect," "anticipate," "estimate," "plan," "will," "would," "should," "forecast," "believe," "guidance," "projection" or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including, without limitation, the Company's success in and the uncertainty of transitioning the Norian manufacturing operations to the Company and Synthes success in distributing the Norian products, St. Jude Medical's success in selling the Angio-Seal device and the extent to which St. Jude Medical is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device, the success of the Company's customers and partners (including St. Jude Medical, Arthrex, Stryker and Synthes) in selling Kensey Nash related products in the marketplace, the Company's success in its research and development efforts (including in its cartilage repair, extracellular matrix, adhesive materials and endovascular programs), the success of clinical trials in both the U.S. and outside the U.S. to support regulatory approval of the Company's products, and competition from other technologies, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's SEC filings, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)
	Three Months
	Ended September 30
	2011	2010
Revenues:
Net sales	$ 14,012	$ 10,880
Royalty income	6,010	6,084
Total revenues	20,022	16,964
Operating costs and expenses:
Cost of products sold	8,226	4,220
Research and development	5,118	4,277
Selling, general and administrative	2,804	2,298
Total operating costs and expenses	16,148	10,795
Income from operations	3,874	6,169
Other expense, net	(435)	(356)
Pre-tax income	3,439	5,813
Income tax expense	1,176	1,968
Net income	$ 2,263	$ 3,845
Basic earnings per share	$ 0.26	$ 0.43
Diluted earnings per share	$ 0.26	$ 0.41
Weighted average common shares outstanding	8,625	9,038
Diluted weighted average common shares outstanding	8,734	9,300

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	September 30,	June 30,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$ 18,016	$ 10,219
Investments	10,389	11,722
Trade receivables	6,826	5,804
Other receivables	5,742	6,727
Inventory	15,903	16,629
Deferred tax asset, current	1,701	1,564
Prepaid expenses and other assets	1,683	2,807
Total current assets	60,260	55,472
Property, plant and equipment, net	57,018	57,949
Deferred tax asset, non-current	8,677	8,372
Other non-current assets	25,730	25,127
Total assets	$ 151,685	$ 146,920

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 5,666	$ 4,705
Other current liabilities	1,500	1,505
Current portion of debt	1,400	1,400
Deferred revenue	1,038	947
Total current liabilities	9,604	8,557
Long-term portion of debt	28,233	28,583
Deferred revenue, non-current	2,230	2,466
Long-term deferred acquisition payments	15,500	15,500
Other non-current liabilities	5,697	4,977
Total stockholders' equity	90,421	86,837
Total liabilities and stockholders' equity	$ 151,685	$ 146,920

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

First Quarter Fiscal Year 2012 Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Three Months Ended
September 30, 2011
($ millions)
Net Income - GAAP	$ 2.3
Inventory Step-up Amortization expense (a)	0.5
Net Income - As Adjusted	$ 2.8
Income Tax Expense	1.4
Interest Income	(0.1)
Interest Expense	0.5
Depreciation and Amortization	1.9
Adjusted EBITDA	$ 6.5

Fiscal 2012 Quarterly and Fiscal Year Adjusted Earnings Per Share
(All numbers presented, except the three months ended September 30, 2011, are forecasted, subject to the Safe Harbor for Forward-looking Statements)
	Actual	Guidance	Guidance	Guidance	Guidance
	Three Months Ended	Three Months Ending	Three Months Ending	Three Months Ending	Fiscal Year Ending
	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	June 30, 2012

Earnings Per Share - GAAP	$ 0.26	$0.59 - $0.62	$ 0.44	$ 0.51	$1.80 - $1.83
Inventory Step-up Amortization expense (a)	0.06	0.02	-	-	0.08
Adjusted Diluted Earnings Per Share	$ 0.32	$0.61 - $0.64	$ 0.44	$ 0.51	$1.88 - $1.91

Expected Fiscal 2012 Adjusted Earnings Per Share compared to Fiscal 2011 Adjusted Earnings Per Share
(All Fiscal 2012 numbers presented are forecasted, subject to the Safe Harbor for Forward-looking Statements)
	Actual	Guidance
	Fiscal Year Ended	Fiscal Year Ending	Increase from
	June 30, 2011	June 30, 2012	Prior Year

Earnings Per Share - GAAP	$ 0.23	$1.80 - $1.83	683% - 696%
Inventory Step-up Amortization expense (a)	-	0.08
Acquired In-Process Research & Development (b)	1.34	-
Adjusted Diluted Earnings Per Share	$ 1.57	$1.88 - $1.91	20% - 22%

(a) Estimated diluted earnings per share for fiscal 2012 includes acquired inventory step-up non-cash amortization expense of approximately $1,000,000 ($670,000 net of tax), or $0.08 diluted per share tax-effected, recorded in connection with the Norian acquisition.  This represents the purchase accounting adjustment related to assigning a fair value to the acquired inventory at the date of acquisition that adjusted inventory for the estimated capitalized manufacturing profit in acquired inventory.  This non-recurring, non-cash charge to cost of products sold will be recorded over the expected inventory turn-over period, as the capitalized manufacturing profit added to inventory under purchase accounting is expected to be sold in approximately five months after the date of acquisition.  Diluted earnings per share for the three months ended September 30, 2011 includes acquired inventory step-up non-cash expense of approximately $775,000 ($515,000 net of tax), or $0.06 diluted per share tax-effected, and estimated diluted earnings per share for the three months ended December 31, 2011 includes acquired inventory step-up non-cash expense of approximately $260,000 ($175,000 net of tax), or $0.02 diluted per share tax-effected.

(b) Diluted earnings per share for the fiscal year ended June 30, 2011 included acquired in-process research and development (IPR&D) charges of approximately $18.2 million ($11.9 million net of tax), or $1.34 diluted per share tax-effected, for the fiscal year ended June 30, 2011.  This acquired IPR&D charge was incurred in connection with the acquisition of the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings, during the third quarter of fiscal 2011.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation provides and uses non-GAAP measures, such as Adjusted EBITDA and Adjusted Diluted Earnings Per Share because Kensey Nash management believes that in order to properly understand the Company's short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition related charges including inventory step-up and related income tax adjustments). These adjustments result from facts and circumstances (such as business development activities and acquisitions) that vary in frequency and impact on the Company's results of operations. Kensey Nash management uses these non-GAAP measures to forecast and evaluate the operational performance of the Company and for planning purposes, as well as to compare results of current periods to prior periods on a consolidated basis.   Adjusted EBITDA represents the Company's GAAP net income adjusted for inventory step-up amortization and excludes interest, taxes, depreciation and amortization.  Adjusted Diluted Earnings Per Share is adjusted from GAAP results to exclude certain expenses described above.  These non-GAAP measures are provided to enhance the user's overall understanding of historical and current financial performance.  The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain non-operating items, non-cash expenses and expenses that the Company believes are not indicative of its core operating results or future performance.

These non-GAAP measures provide investors and management with an alternative method for assessing Kensey Nash’s operating results.  Further, these non-GAAP measures are one of several primary indicators management uses for planning and forecasting.  Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.

CONTACT: Joseph W. Kaufmann, President and Chief Executive Officer, +1-484-713-2100